Better For You Wellness Announces Results from its September 17, 2021, Board of Directors Meeting

On September 17, 2021, the Board of Directors of Better For You Wellness, Inc. (f.k.a. Fast Track Solutions, Inc.) Unanimously Voted to Approve Multiple Corporate Initiatives

Better For You Wellness, Inc., formerly known as Fast Track Solutions, Inc., (OTC: FTRK) ("Better For You Wellness" or the "Company"), an Ohio-based blank check company, is pleased to announce that, subsequent to the Company's recent appointment of five independent Directors to its Board of Directors (the "Board"), that it held its first Special Meeting of the Board of Directors on September 17, 2021 (the "Special Meeting") virtually with all seven members in attendance including Ian James, Stephen Letourneau, Montel Williams, Leslie Bumgarner, Joseph Watson, David Deming, and Dr. Nicola Finley, MD.

"I'm incredibly proud of the progress we've made and the initiatives we're working on," commented Ian James, Chief Executive Officer of Better For You Wellness. "Over the last eight weeks at the helm, the Company has begun the process for a name and ticker change, appointed five accomplished and renowned Independent Directors to its Board, and has now made further meaningful progress towards capital raising, M&A opportunities, up-listing, and more."

The major initiatives that were discussed, voted upon, and unanimously approved at the Special Meeting mark significant milestones in the Company's growth plan and up-listing initiatives:

Appointment of David Deming as Secretary of the Board

At the Special Meeting, the Board unanimously approved the appointment of David Deming as Secretary of the Board, effective immediately.

David Deming serves as Partner and Chief Operating Officer of ID Fund LLC, an investor-directed firm for accredited investors. Mr. Deming formerly served as a director of Sorrento Therapeutics Inc. (NASDAQ: SRNE), a clinical stage and commercial-stage biopharmaceutical company that develops therapies for cancer, autoimmune, inflammatory, viral, and neurodegenerative diseases, and has served on the board of numerous other public and private biotechnology companies, in addition to serving on the Board of Trustees of Hobart and William Smith Colleges for over a decade. Mr. Deming started fis career at J.P. Morgan in 1976 and was a Managing Director in charge of the Global Healthcare Investment Banking Group from 1991 to 2003. Mr. Deming received a B.A. in Economics from Hobart College in 1975.

Term Sheet for Purchase of up to $30,500,000 of the Company's Common Stock

At the Special Meeting, the Board unanimously approved the Company's execution of a Term Sheet with Williamsburg Venture Holdings, LLC (the "Term Sheet") for the purchase of up to $30,000,000 of the Company's Common Stock in a registered offering, as well as the purchase of up to $500,000 of the Company's Common Stock in a private placement prior to the registered offering.

Williamsburg Venture Holdings, LLC is a NYC-based private investment vehicle.

Subsequent to the Special Meeting of the Board, the Company entered into the Term Sheet and is in the process of preparing and negotiating Definitive Agreements with Williamsburg Venture Holdings, LLC.

The Company intends to use proceeds from the private placement for legal costs, filing fees, and more. The Company intends to use the proceeds from the registered offering for mergers, acquisitions, and more.

Retention of Securities Counsel

At the Special Meeting, the Board unanimously approved the Company's execution of an Engagement Agreement with Carter Ledyard & Milburn LLP (the "Engagement Agreement") for legal services related to mergers, acquisitions, or business combination transactions, as well as the Company's up-listing to a national securities exchange such as the NASDAQ or NYSE.

Carter Ledyard & Milburn LLP is a general practice law firm headquartered on Wall Street with clients around the globe and a foundation of over 165 years of legal service.

Subsequent to the Special Meeting of the Board, the Company entered into the Engagement Agreement.

Technology, Media and Advertising Engagements

At the Special Meeting, the Board unanimously approved the Company's execution of multiple agreements with SRAX, Inc. (NASDAQ: SRAX) (the "Technology, Media and Advertising Engagements") for 12 months of technology, media, and advertising services that will assist the Company in communicating with existing and prospective investors.

SRAX, Inc. is a technology company that leverages investor data and intelligence to maximize awareness and communication.

Subsequent to the Board's Special Meeting, the Company entered into the Technology, Media and Advertising Engagements.

Face-to-Face Meeting

At the Special Meeting, the Board further scheduled an in-person Board of Directors meeting on October 1, 2021 in Columbus, Ohio. Items expected to be discussed at the upcoming meeting include the evaluation of investment banking and capital markets advisory firms, and the formation of a Candidate Search Committee for potential members of a Compensation Committee and an Audit Committee.

Further to the Company's press release on August 19, 2021, The Company's name change from Fast Track Solutions, Inc. to Better For You Wellness, Inc. (the "Name Change") has become effective in the State of Nevada. The Company is still awaiting notification from FINRA that the Name Change has been processed. The Company is actively exploring and evaluating various business opportunities in the plant-based food, beverage, and consumer packaged goods ("CPG") categories including, but not limited to, mergers, acquisitions, or business combination transactions, after which the Company would cease to be a "shell" or "blank check" company.

"The Company intends to continue making rapid progress on its track to building a best-in-class leader in the plant-based wellness space and shall continue its parallel pursuit of up-listing to a national securities exchange such as the NASDAQ or NYSE," added Ian James. "On behalf of the entire Board, we are passionate about what we are building and look forward to what's next for the Company."

About Better For You Wellness, Inc.

Better For You Wellness, Inc., formerly known as Fast Track Solutions, Inc., (OTC: FTRK), is a Columbus, Ohio-based blank-check company that is exploring and evaluating various business opportunities in the plant-based food, beverage, and consumer packaged goods ("CPG") categories including, but not limited to, mergers, acquisitions, or business combination transactions, after which the Company would cease to be a "shell" or "blank check" company. Learn more at https://fasttracksolutionsinc.com/.

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed with SEC (https://www.sec.gov/).